Exhibit 99.1

FOR IMMEDIATE RELEASE

May 26, 2011

CONTACT:           Lori Nelson, Station Casinos, Inc.

702-495-4248   lori.nelson@stationcasinos.com

STATION CASINOS RECEIVES FINAL APPROVALS FOR RESTRUCTURING

(Las Vegas, NEV.)  -  Station Casinos has received all of the approvals necessary to consummate its plan of reorganization.  Following approval from the U.S. Bankruptcy Court on Wednesday, today the Nevada Gaming Control Board and Nevada Gaming Commission voted unanimously to approve Station’s restructuring.  These approvals clear the way for Station to emerge from bankruptcy as a financially stronger and healthier company.

The successful conclusion of the restructuring that began in July 2009 will result in the Company and its properties remaining together under the Station Casinos’ umbrella, the preservation of nearly 13,000 jobs, and Frank and Lorenzo Fertitta becoming the Company’s largest shareholders, owning 45 percent of the restructured Company.  Frank and Lorenzo Fertitta, together with their existing management team, will also remain the manager and operator of all of the properties, tribal partnerships and land holdings.

“In both good times and in bad, we have demonstrated our commitment to the Las Vegas community. From one small property with 90 team members in 1976 to 18 properties with over 13,000 team members today, we’ve always been committed to investing in Las Vegas,” said Frank Fertitta, CEO and Chairman of Station Casinos.  “We sincerely thank our team members and guests for their support.  It’s a great day for Station Casinos, our team members and the Las Vegas community,” Fertitta said.

As part of the plan of reorganization, Frank and Lorenzo Fertitta personally reinvested nearly $200 million of new capital into the Company and through successful negotiations with its lenders, restructured the Company’s debt.

The reorganization affirms that there will be no changes to the Company’s operations or entertainment offerings. The Company remains committed to providing the same great value, friendly service and high-quality entertainment for its guests as it has since its founding 35 years ago.

The U.S. Bankruptcy Court’s approval of the plan of reorganization for Station’s operating subsidiaries was obtained on Wednesday, May 25, except for Green Valley Ranch Resort, which will require a follow up hearing in early June.  It is anticipated that the restructuring transactions will close in the coming weeks.

Station Casinos LLC will own Boulder Station, Fiesta Henderson, Fiesta Rancho, Green Valley Ranch, Palace Station, Red Rock Resort, Santa Fe Station, Sunset Station, Texas Station, Days Inn at Wild Wild West and the Wildfire Gaming division that includes Barley’s Brewery, The Greens, Gold Rush, Lake Mead Lounge, Wildfire Casino & Lanes, Wildfire Boulder and Wildfire Rancho. The Company will also continue to manage Aliante Station pursuant to a management agreement. Additionally, Station Casinos LLC will continue to own various land holdings and continue to develop and/or manage four tribal gaming opportunities in California and Michigan pursuant to development and management agreements.